Item 4.02 - Non-Reliance on Previously Issued Financial
Statements or a Related Audit Report or Completed Interim
Review.
       In connection with the preparation of the June 30, 2006 10-
QSB, Asia Automotive Acquisition Corp. (the “Company”), in consultation with its independent registered accounting firm, Rothstein, Kass & Company, PC (“Rothstein Kass”), determined that the Company must reclassify certain amounts in its financial statements to account for the warrants issued as part of the units in the Company’s initial public offering as a liability. This issue arose as a result of recent restatements made with the Securities and Exchange Commission in connection with similar blank check companies, each of such company having a warrant structure similar to the Company’s. The Company, after consultation with Rothstein Kass, based its conclusions upon recent interpretations of the accounting for warrants issued as part of units under Emerging Issues Task Force (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 00-19”) .

       Under EITF No. 00-19, the fair value of the warrants issued as part of the units sold in the Company’s initial public offering should be reported as a liability. The warrant agreement provides for the Company to register the shares underlying the warrants and is silent as to if a penalty is to be incurred in the absence of the Company’s ability to deliver registered shares to the warrant holders upon warrant exercise. Under EITF No. 00-19, registration of the common stock underlying the warrants is not within the Company’s control. As a result, the Company must assume that it could be required to settle the warrants on a net-cash basis, thereby necessitating the treatment of the potential settlement obligation as a liability. Further, EITF No. 00-19 requires that the Company record the potential settlement obligation at each reporting date using the current estimated fair value of the warrants, with any changes being recorded through its statement of operations. The potential settlement obligation will continue to be reported as a liability until such time as the warrants are exercised, expire, or the Company is otherwise able to modify the registration requirements in the warrant agreement to remove the provisions which require this treatment. The fair value of the warrant liability was determined using the trading value for the 5,031,250 warrants associated with the Units and a fair value calculation for the 350,000 warrants associated with the Purchase
Option issued to the underwriters. The value assigned to the warrant liability at April 18, 2006 (the date of issuance) was $7,382,813. The Company had previously issued financial statements which did not present the warrant liability. Accordingly, the financial statements contained within the Company’s Form 8-K dated April 18, 2006 for the period of June 20, 2005 (date of inception) to April 18, 2006 should no longer be relied upon.

       After discussions with management and members of the Board of Directors of the Company, the Company has determined to restate its financial statements for such periods. The restated financial statements will be included in the Company’s Form 8-K/A for the period ended April 18, 2006. The Company’s filing for all periods after April 18, 2006 will reflect this accounting treatment.

       Company management has discussed the matters disclosed in this Current Report on Form 8-K with Rothstein Kass.


SIGNATURES
	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by theundersigned hereunto duly authorized.

Dated: August 15, 2006	Asia Automotive Acquisition Corp.
				By: /s/Rudy Wilson
				Name: Rudy Wilson
				Title: Chief Executive Officer